Exhibit 10.145

AMENDED AND RESTATED PROMISSORY NOTE

Note Amount:                                $90,286,551

Maturity Date:                               May 9, 2011

THIS AMENDED AND RESTATED PROMISSORY NOTE (this “Note”), is made on April 29, 2009 by the UNDERSIGNED ENTITIES, jointly and severally, as makers, each of which is a Delaware limited liability company, having an address at c/o Mack-Cali Realty Corporation, 343 Thornall Street, Edison, New Jersey 08837 (collectively, the “Maker” or “Borrower”), in favor of GRAMERCY WAREHOUSE FUNDING I LLC, a Delaware limited liability company, having an address at 420 Lexington Avenue, New York, New York 10170, and its successors or assigns, as payee (collectively, the “Payee” or “Lender”).

R E C I T A L S:

A. On May 9, 2006, Payee and Maker entered into that certain Loan Agreement, dated as of May 9, 2006 (the “Original Loan Agreement”), as amended and restated pursuant to that certain Amended and Restated Loan Agreement, dated as of the date hereof (the “Loan Agreement”), pursuant to which Payee made a loan (the “Loan”) in the principal amount of $90,286,551 (the “Loan Amount”) to Maker evidenced by a Note made by Maker to Payee also dated May 9, 2006 in an original principal amount equal to the Loan Amount (the “Original Note”) and secured by, inter alia, those certain Mortgages, Assignments of Leases and Rents, Security Agreements and Fixture Filings, by Maker for the benefit of Payee (collectively, the “Mortgages”), each dated as of May 9, 2006 (the Original Loan Agreement together with the Mortgages, the Original Note, the Guaranty (as defined in the Loan Agreement) and the other documents executed in connection therewith being collectively referred to as the “Original Loan Documents”);

B. The maturity of the Loan and the Original Note has previously been extended for a period of one (1) year from May 9, 2008 to May 9, 2009; and

C. Maker and Payee desire to amend the Original Note to reflect, among other things, a further extension of the maturity of the Loan and the modification of certain terms of the Loan, all as more particularly set forth herein; and

D. Maker and Payee intend these Recitals to be a material part of this Note.

NOW, THEREFORE, FOR VALUE RECEIVED, Maker does hereby covenant and promise to pay to the order of Payee, without any counterclaim, setoff or deduction whatsoever, on the Maturity Date (as hereinafter defined), in immediately available funds, at 420 Lexington Avenue, New York, New York 10170, or at such other place as Payee may designate to Maker in writing from time to time, in legal tender of the United States of America, the Loan Amount and all other amounts due or becoming due hereunder, to the extent not previously paid in accordance herewith, together with all interest accrued thereon through the date the Loan is repaid in full, at the Interest Rate (as hereinafter defined) to be computed on the basis of the actual number of days elapsed in a 360 day year, on so much of the Loan Amount as is from time to time outstanding on the first day of the applicable Interest Accrual Period (as hereinafter defined).

SECTION 1 .           DEFINITIONS

As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires.  Defined terms in this Note shall include in the singular number the plural and in the plural number the singular.  All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Loan Agreement.

“Acceptable Refinancing” shall mean any refinancing of one or more of the Projects that is consummated as a bona fide, arms length transaction with a Person that is not an Affiliate of Borrower.

 “Additional Taxes” shall have the meaning set forth in Section 2.1(d) hereof.

 “Agreed FMV” shall have the meaning ascribed thereto in Section 2.8(a) of this Note.

 “Appraiser” shall mean the independent, third party M.A.I. appraiser that prepared the appraisal(s) of the Project(s) in connection with a refinancing of one or more of the Projects.

 “Approved Operating Expenses” shall mean, for a particular calendar month, Operating Expenses incurred by Borrower which (a) are included for such month in the Approved Annual Budget, (b) without duplication of the amounts described in the preceding clause (a), are for electric, gas, oil, water, sewer or other utility services to the Projects and/or (c) have been approved by Lender (to include asset and property management, construction management and leasing fees which are due and to be paid to an Affiliate of Borrower at the rates set forth in the Approved Management Agreement).

“Available Cash” shall mean, for any Interest Accrual Period, the funds derived from Rents, Loss Proceeds, Excess Net Sales Proceeds and other sources transferred or deposited into the Central Account available on a Payment Date, after allocation and payment of the amounts required to be deposited (a) into the Basic Carrying Costs Sub-Account and (b) into the Operating Expense Sub-Account, for transfer or deposit into (1) the Debt Service Payment Sub-Account for payment of interest on the Principal Amount at the Current Pay Rate, (2) the Recurring Replacement Reserve Sub-Account for payment of Recurring Replacement Reserve Monthly Installments, (3) the Reletting Reserve Sub-Account for payment of Reletting Reserve Monthly Installments, and (4) into the Cash Collateral Sub-Account for payments pursuant to Section 5.11(b) of the Loan Agreement

“Board” shall mean the Board of Governors of the Federal Reserve System, and any successor thereof.

“Bona Fide Sales Contract” shall mean a contract (i) for the sale of a Project to a Person that is not an Affiliate of Borrower, (ii) that is on then current market terms and conditions and (iii) that contains no conditions to the obligations of the purchaser other than customary title, survey and due diligence conditions, and financing contingencies, which financing contingencies have either been satisfied or waived.

 “Capital Adequacy Rule” shall mean any law, rule or regulation regarding capital adequacy, or any interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency.

 “CD Interest” shall have the meaning ascribed thereto in Section 2.1(e) of this Note.

“Current Pay Rate” shall mean the lesser of (a) the Interest Rate and (b) three and 15/100 percent (3.15%) per annum.

 “Disputed FMV” shall have the meaning ascribed thereto in Section 2.8(a) of this Note.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Estimated Sale Price” shall have the meaning ascribed thereto in Section 2.8(a) of this Note.

“Excess Net Sales Proceeds” shall mean, with respect to the sale of a particular Project, the excess of (a) the Net Sales Proceeds from the sale of such Project over (b) the amount paid to Lender pursuant to Section 15.02(b)(ii) of the Loan Agreement upon the Release of such Project.

“Final FMV” shall mean, with respect to each Project, either (a) the FMV of a Project specified in the Borrower’s FMV Notice, unless Lender disagrees or is deemed to disagree with such FMV, or (b) the actual Net Sales Proceeds realized from an actual sale of the Project pursuant to a Bona Fide Sales Contract as permitted by Section 2.8(b) of this Note and a Release of the Project from the lien of the applicable Mortgage in accordance with Section 15.02 of the Loan Agreement, or (c) the FMV of a Project specified in the Borrower’s FMV Notice if (i) Lender disagrees or is deemed to disagree with such FMV, (ii) Borrower and/or Lender are unable to achieve an actual sale of the Project pursuant to a Bona Fide Sales Contract within the time permitted by Section 2.8(b) of this Note, (iii) Borrower elects to obtain a Release of the Project (as described in Section 2.8(c) hereof) and (iv) Lender has not elected to nullify such election by Borrower and accept a deed in lieu of foreclosure to such Project rather than permit Borrower to obtain a Release of the Project (as described in Section 2.8(c)), or (d) the Refinance Amount.

“First Interest Accrual Period” shall mean the period commencing on the Closing Date and ending on, but excluding, the Payment Date first occurring after the Closing Date.

“FMV” shall mean with respect to any Project, the estimated Net Sales Proceeds that would be received by the Borrower from a sale of the Project in a bona fide, arms length transaction to a Person who is not an Affiliate of the Borrower pursuant to a Bona Fide Sales Contract.

“FMV Notice” shall mean with respect to each Project, a notice given to Lender in accordance with Section 2.8(a) of this Note of the Borrower’s good faith estimate of the FMV of the Project.

“FMV Rejection Date” shall have the meaning ascribed thereto in Section 2.8(a) of this Note.

“FMV Response Notice” shall have the meaning ascribed thereto in Section 2.8(a) of this Note.

“Interest Accrual Period” shall mean the period from the ninth (9th) day of each month through and including the eighth (8th) day of the following month, provided that, notwithstanding the foregoing, (a) Payee shall have the one (1) time right to change the Interest Accrual Period by giving notice of such change to Maker and (b) the first (1st) Interest Accrual Period shall be the First Interest Accrual Period.

 “Interest Determination Date” shall mean (a) with respect to any Interest Accrual Period prior to the Interest Accrual Period that commences in the month during which the Secondary Market Transaction Closing Date occurs, two (2) LIBOR Business Days prior to the fifteenth (15th) day of the calendar month in which the applicable Interest Accrual Period commences; (b) with respect to the Interest Accrual Period that commences in the month in which the Secondary Market Transaction Closing Date occurs, the date that is two (2) LIBOR Business Days prior to the Secondary Market Transaction Closing Date and (c) with respect to each Interest Accrual Period thereafter, the date that is two (2) LIBOR Business Days prior to the fifteenth (15th) day of the calendar month in which such Interest Accrual Period commences, provided that (i) notwithstanding the foregoing, Payee shall have the one (1) time right to change the Interest Determination Date by giving notice of such change to Maker and (ii) with respect to the First Interest Accrual Period, the Interest Determination Date shall be two (2) LIBOR Business Days prior to the Closing Date.

 “Interest Rate” shall mean the rate per annum (expressed as a percentage) equal to the LIBOR Rate plus the LIBOR Margin, or if Payee shall exercise its rights under Section 2.6, the interest rate specified therein.

 “LIBOR Business Day” shall mean any day on which banks are open for dealing in foreign currency and exchange in London, England.

 “LIBOR Margin” shall mean two and 75/100 percent (2.75%) per annum.

 “LIBOR Rate” shall mean the rate per annum calculated as set forth below:

(a) With respect to each Interest Accrual Period, the rate for deposits in Dollars, for a period equal to one month, which appears on the Dow Jones Market Service (formerly Telerate) (or its successive service) Page 3750 as of 11:00 a.m., London time, on the related Interest Determination Date.  If such rate does not appear on Dow Jones Market Service Page 3750, the rate for that Interest Accrual Period shall be determined on the basis of the rates at which deposits in Dollars are offered by any four major reference banks in the London interbank market selected by Payee to provide quotation of such rates at approximately 11:00 a.m., London time, on the related Interest Determination Date to prime banks in the London interbank market for a period of one month, commencing on the first day of such Interest Accrual Period and in an amount that is representative for a single such transaction in the relevant market at the relevant time.  Payee shall request the principal London office of any four major reference banks in the London interbank market selected by Payee to provide a quotation of such rates, as offered by each such bank.  If at least two such quotations are provided, the rate for that Interest Accrual Period shall be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, the rate for that Interest Accrual Period shall be the arithmetic mean of the rates quoted by major banks in New York City selected by Payee, at approximately 11:00 a.m., New York City time, on the Interest Determination Date with respect to such Interest Accrual Period for loans in Dollars to leading European banks for a period equal to one month, commencing on the first day of such Interest Accrual Period and in an amount that is representative for a single transaction in the relevant market at the relevant time.  Payee shall determine the LIBOR Rate for each Interest Accrual Period and the determination of the LIBOR Rate by Payee shall be binding upon Maker absent manifest error.

(b) In the event that Payee shall have determined in its reasonable discretion that none of the methods set forth in the definition of “LIBOR Rate” herein are available, then Payee shall forthwith give notice by telephone of such determination, confirmed in writing, to Maker at least one (1) day prior to the last day of the related Interest Accrual Period.  If such notice is given, the LIBOR Rate, commencing with such related Interest Accrual Period, shall be the LIBOR Rate in effect for the most recent Interest Accrual Period.

“Loan Agreement” shall have the meaning ascribed to such term in the Recitals hereto.

“Loan Documents” shall mean the Original Loan Documents, as amended by the Loan Agreement and this Note.

“Maturity Date” shall mean May 9, 2011, as such Maturity Date may be accelerated with respect to the Principal Amount for any Project(s) sold before the stated Maturity Date.

“Parent” shall mean, with respect to Payee, any Person controlling Payee.

“Participation Interest” shall mean, with respect to each Project, fifty (50%) percent of the amount by which (a) the Final FMV of the Project as of the date of determination (i.e., either (i) the Maturity Date with respect to any Project with an Agreed FMV or as to which Borrower obtains a Release on the Maturity Date pursuant to Section 2.8(c) of this Note, or (ii) the date of sale of the Project with a Disputed FMV or the sale of the Project prior to the Maturity Date pursuant to a Bona Fide Sale Contract, as applicable or (iii) in connection with the repayment or prepayment of the Loan in connection with the refinancing of one or more of the Projects or otherwise, the date that Borrower shall conclude such refinancing of such Project(s) pursuant to an Acceptable Refinancing or make such prepayment, as the case may be) exceeds (b) the sum of (1) the Allocated Loan Amount for such Project, as the same shall be increased by the amount of any prior reductions in such Allocated Loan Amount pursuant to Sections 3.04(a)(iv) and/or 6.01(b) of the Loan Agreement by reason of any prior prepayment of any portion of the Principal Amount on account of condemnation or casualty with respect to such Project and (2) the CCEA Disbursements.  For the avoidance of doubt, it is agreed that Payee shall be entitled to receive Participation Interest with respect to each Project, provided that the amount described in clause (a) above exceeds the amount described in clause (b) above, and provided further that no Participation Interest shall be payable prior to the Maturity Date or the earlier repayment of the Loan.

“Payment” shall have the meaning set forth in Section 2.2(a) hereof.

“Payment Date” shall mean the fifteenth (15th) day of each month, or if such day is not a Business Day, the immediately preceding Business Day.  Notwithstanding the foregoing, Payee shall have the one (1) time right to change the Payment Date by giving notice of such change to Maker.

“Principal Amount” shall in the aggregate mean the Loan Amount plus amounts added thereto pursuant to Section 2.1(e) of this Note on account of CD Interest and/or Shortfall Interest, if any, and shall mean, with respect to each Project, the Allocated Loan Amount for the Project (specified on Exhibit D to the Loan Agreement) plus a pro-rata share (based upon the Allocated Loan Amount for such Project relative to the sum of the Allocated Loan Amounts for all Projects) of the amounts added to the Loan Amount on account of CD Interest and Shortfall Interest.  For the avoidance of doubt, the Principal Amount shall be increased once only, pursuant to this Note, on account of each particular item of CD Interest and Shortfall Interest that has been capitalized, notwithstanding that the context of any provision of this Note that makes reference to the Principal Amount also provides for such increase.

“Refinance Amount” shall mean with respect to any Project, the appraised value of a Project in connection with an Acceptable Refinancing of such Project, as set forth in the applicable Refinancing Appraisal.

“Refinance Notice” shall mean with respect to each Project, notice of the Refinance Amount given to Lender in accordance with Section 2.8(a) of this Note.

“Refinancing Appraisal” shall mean the appraisal of a Project that is prepared by the Appraiser, less the amounts set forth in clause (b) of the definition of Net Sale Proceeds which would be paid by Borrower were the Project sold, which costs and expenses shall not exceed, in the aggregate, 6% of the Refinance Amount.

“Secondary Market Transaction Closing Date” shall mean the date upon which a Secondary Market Transaction closes.

“Shortfall Interest” shall have the meaning ascribed thereto in Section 2.1(e) of this Note.

SECTION 2  PAYMENTS AND LOAN TERMS

         Section 2.1 Interest Payments.

(a) Payments under this Note, calculated in accordance with the terms hereof, shall be due and payable as follows:

(i) interest only at the Interest Rate for the First Interest Accrual Period shall be due and payable on June 9, 2006;

(ii) interest only at the Current Pay Rate on the unpaid Principal Amount, except for any Shortfall Interest for the current Interest Accrual Period as determined in accordance with Section 2.1(e) of this Note, together with Shortfall Interest for any prior Interest Accrual Period to the extent sufficient funds are then available in the Cash Collateral Sub-Account for the payment of Shortfall Interest, shall be due on the Payment Date for each Interest Accrual Period which occurs prior to the Maturity Date; and

(iii) the entire outstanding Principal Amount, together with all unpaid interest accrued on said Principal Amount (including all Shortfall Interest and all CD Interest, if any), all Participation Interest and all other charges and sums due hereon and/or under the other Loan Documents, shall be due and payable on the Maturity Date.

(b) Payments shall be paid by Maker, without setoff or counterclaim, by wire transfer to Payee at 420 Lexington Avenue, New York, New York 10170, or to such other location or account as Payee may specify to Maker from time to time, in Federal or other immediately available funds in lawful money of the United States of America, not later than 2:00 p.m., New York City time, on each Payment Date, subject to the provisions of Section 5.05 of the Loan Agreement and Section 3(b) of the Deposit Account Agreement, pursuant to which funds on deposit in the Debt Service Payment Sub-Account are to be transferred to Lender to be applied towards the Required Debt Service Payment.  If any payment hereunder or under any of the other Loan Documents becomes due and payable on a day other than a Business Day, such payment shall not be payable until the next succeeding Business Day; provided, however, if such next succeeding Business Day falls within the next calendar month, such payment shall be due and payable on the immediately preceding Business Day.  If the date for any payments of principal is extended on account of the foregoing or on account of operation of law or otherwise, interest thereon shall be payable at the then applicable rate during such extension.  Nothing contained in this Note, the Loan Agreement or the Deposit Account Agreement is intended to, nor shall the same be construed to, relieve the Borrower of its obligation to make timely and fully the payments required to be made hereunder if the funds on deposit in the Debt Service Payment Sub-Account, the Liquidity Reserve Escrow Account or any other account are insufficient to pay the Required Debt Service Payment.

(c) Payee shall determine the LIBOR Rate as in effect from time to time on each Interest Determination Date, and each such determination of the LIBOR Rate shall be conclusive and binding absent manifest error.

(d) Payments made by Maker under this Note shall be made free and clear of, and without reduction for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding income and franchise taxes of the United States of America or any political subdivision or taxing authority thereof or therein (such non-excluded taxes being called “Additional Taxes”).  If any Additional Taxes are required to be withheld from any amounts payable to Payee hereunder or under any of the other Loan Documents, the amounts so payable to Payee shall be increased to the extent necessary to yield to Payee (after payment of all Additional Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Note.  If Payee is an entity organized under a foreign (non-U.S.) jurisdiction and is entitled to an exemption from or reduction of Additional Taxes under the law of the Governmental Authority imposing the tax or any treaty to which the jurisdiction is a party, with respect to payments under this Note or under any of the other Loan Documents, Payee shall deliver to Maker, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Maker as will permit such payments to be made without withholding or at a reduced rate.

(e) (i) On the Payment Date for each Interest Accrual Period for which interest at the Current Pay Rate on the Principal Amount is greater than Available Cash, the excess (“Shortfall Interest”) shall be capitalized (i.e., added to the Principal Amount and interest at the Interest Rate shall thereafter accrue and be payable thereon) and payment of the Shortfall Interest shall be deferred (A) until there shall be funds from time to time in the Cash Collateral Escrow Account available for the payment of all or any portion of the Shortfall Interest (in the order of priority specified in Section 5.11(b) of the Loan Agreement), in which event such payment shall be made from time to time to the extent of such available funds, or (B) if no funds are or become available, until the Maturity Date.

(ii)           On the Payment Date for each Interest Accrual Period for which interest at the Interest Rate on the Principal Amount is greater than interest at the Current Pay Rate on the Principal Amount, an amount equal to the excess (“CD Interest”) shall be capitalized (i.e., added to the Principal Amount and interest at the Interest Rate shall thereafter accrue and be payable thereon) and payment of the CD Interest shall be deferred until the Maturity Date.

Section 2.2 Application of Payments.

(a) Each and every payment (a “Payment”) made by Maker to Payee in accordance with the terms of this Note and/or the terms of any one or more of the other Loan Documents and all other proceeds received by Payee with respect to the Debt, shall be applied as follows:

(1) Payments other than Unscheduled Payments shall be applied (i) first, to all interest (other than Default Rate Interest, Shortfall Interest (except as provided above in Section 2.1(e)(i)) and, except at the Maturity Date or upon an Acceptable Refinancing that results in the full repayment of the Debt, CD Interest and/or Participation Interest) which shall be due and payable with respect to the Loan Amount pursuant to the terms hereof as of the date the Payment is received, (ii) second, to all Late Charges, Default Rate interest or other premiums and other sums payable hereunder or under the other Loan Documents (without duplication of those sums included in clause (i) of this Section 2.2(a)(1)) in such order and priority as determined by Payee in its sole discretion and (iii) on the Maturity Date, to the Loan Amount until the Loan Amount has been paid in full.

(2) Unscheduled Payments shall be applied at the end of the Interest Accrual Period in which such Unscheduled Payments are received as a principal prepayment of the Loan Amount to reduce the Loan Amount.

(b) To the extent that Maker makes a Payment or Payee receives any Payment or proceeds for Maker’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the obligations of Maker hereunder intended to be satisfied shall be revived and continue as if such Payment or proceeds had not been received by Payee.

Section 2.3 Prepayments.

The Debt may not be prepaid, in whole or in part, except (a) as set forth in Section 15.01(b) of the Loan Agreement, or (b) in connection with the application of Insurance Proceeds or Condemnation Proceeds pursuant to the Loan Agreement, or (c) to the extent of the Allocated Loan Amount for any Project(s) sold by Borrower or refinanced by Borrower pursuant to an Acceptable Refinancing, in either case, before the Maturity Date, as such Allocated Loan Amount may have been adjusted to reflect the pro-rata share of the Shortfall Interest and/or CD Interest added to the Principal Amount in respect of such Project(s), or (d) by application of funds on deposit in the Cash Collateral Escrow Account, pursuant to Section 5.11(b)(iv) of the Loan Agreement, toward the payment of the Principal Amount during the ninety (90) day period prior to the Maturity Date.

Section 2.4 Indemnity.

Maker agrees to indemnify Payee and to hold it harmless from any out-of-pocket cost or expense which Payee may sustain or incur, if any, as a consequence of (a) Maker making a payment or prepayment of principal on the Loan on a day which is not a Payment Date with respect thereto, (b) Maker failing to make any prepayment after Maker has given a notice of such prepayment or (c) any LIBOR Rate contract breakage costs or the payment of fees that are payable by Payee to lenders of funds obtained by it in order to maintain the Loan hereunder in either case incurred by Payee in connection with any acceleration of the maturity of the Loan by Payee in accordance with the terms of this Note and the other Loan Documents

Section 2.5 Increased Cost and Reduced Return.

(a) If, on or after the date of the Original Note, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Payee with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, or any such Governmental Authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board (but excluding with respect to any such requirement reflected in the then effective LIBOR Rate)), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, Payee or shall impose on Payee or on the London interbank market any other condition affecting any loan bearing interest based upon the LIBOR Rate, and the result of any of the foregoing is to increase the cost to Payee of maintaining the Loan at the Interest Rate (based upon the LIBOR Rate), or to reduce the amount of any sum received or receivable by Payee under this Note with respect thereto, by an amount deemed by Payee to be material, then, within ten (10) Business Days after demand by Payee, Maker shall pay to Payee such additional amount or amounts as will compensate Payee for such increased cost or reduction.

(b) If Payee shall have determined that, after the of the Original Note, the adoption of any Capital Adequacy Rule has or would have the effect of reducing the rate of return on capital of Payee (or its Parent) as a consequence of Payee’s obligations hereunder to a level below that which Payee (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Payee to be material, then from time to time, within fifteen (15) Business Days after demand by Payee, Maker shall pay to Payee such additional amount or amounts as will compensate Payee (or its Parent) for such reduction.

(c) Payee will promptly notify Maker of any event of which it has knowledge, occurring after the date of the Original Note, which will entitle Payee to compensation pursuant to this Section 2.5.  A certificate of Payee claiming compensation under either Sections 2.5(a) or 2.5(b) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error; provided that any certificate delivered by Payee pursuant to this Section 2.5(c) shall (i) in the case of a certificate in respect of amounts payable pursuant to Section 2.5(a), set forth in reasonable detail the basis for and the calculation of such amounts, and (ii) in the case of a certificate in respect of amounts payable pursuant to Section 2.5(b), (A) set forth at least the same amount of detail in respect of the calculation of such amount as Payee provides in similar circumstances to other similarly situated borrowers from Payee, and (B) include a statement by Payee that it has allocated to the Loan a proportionately equal amount of any reduction of the rate of return on Payee’s capital due to a Capital Adequacy Rule as it has allocated to each of its other outstanding loans that are affected similarly by such Capital Adequacy Rule.  Prior to the earlier to occur of an Event of Default and the Maturity Date, Maker’s payment obligations under this Section 2.5 shall be limited to the extent of funds in the Cash Collateral Escrow Account available for such purpose pursuant to Section 5.11(b)(viii) of the Loan Agreement.

Section 2.6 Deposits Unavailable.

In the event, and on each occasion, that (a) Payee shall have determined that Dollar deposits in the principal amounts of the Loan are not generally available to Payee in the London interbank market, for such periods and amounts then outstanding hereunder or that reasonable means do not exist for ascertaining the LIBOR Rate, or (b) Payee determines that the rate at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to Payee of maintaining the Loan at the Interest Rate (based upon the LIBOR Rate) during such month, Payee shall, as soon as practicable thereafter, give written notice of such determination (the “Determination Notice”) to Maker.  In the event of any such determination, until the circumstances giving rise to such notice no longer exist, Lender’s obligation to maintain interest based on the LIBOR Rate shall be suspended and the rate at which interest shall thereafter accrue on the Loan shall be equal to the sum of (i) the weekly average yield on United States Treasury Securities adjusted to a constant maturity of one year, as made available by the Federal Reserve Board forty-five (45) days prior to each Interest Determination Date (the “Alternate Index”) plus (ii) the Alternate Margin (as defined below).  The “Alternate Margin” shall be equal to the remainder (but not less than zero) of (1) the interest rate applicable to the Interest Accrual Period that precedes the date of the Determination Notice minus (2) the Alternate Index determined as of the date of the Determination Notice.  In any such event, Maker may elect, by revocable notice to Payee within ten (10) Business Days after receipt of such notice from Payee to prepay the Loan, which prepayment must occur within thirty (30) days after delivery of such notice to Payee, unless such notice is revoked by Maker prior to such thirtieth (30th) day.

Section 2.7 Illegality.

If, on or after the date of the Original Note, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Payee with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for Payee to maintain the Loan at the Interest Rate (based upon the LIBOR Rate), Payee shall forthwith give notice thereof to Maker.  If Payee shall determine that it may not lawfully continue to maintain the Loan at the Interest Rate (based upon the LIBOR Rate) to maturity and shall so specify in such notice, the Loan shall bear interest at the interest rate applicable to the immediately preceding Interest Accrual Period.  In any such event, Maker may elect, by revocable notice to Payee within thirty (30) days after receipt of such notice from Payee to prepay the Loan, which prepayment must occur within sixty (60) days after delivery of such notice to Payee, unless such notice is revoked by Maker prior to such sixtieth (60th ) day.

Section 2.8                                Determination of Participation Interest.

(a)           To initiate the determination of the amount of Participation Interest due from Borrower to Lender in consideration of the amendments of the Original Note and Original Loan Agreement to permit Shortfall Interest and CD Interest to be capitalized and payment thereof to be deferred until sufficient funds exist in the Cash Collateral Sub-Account for the payment of Shortfall Interest and/or or until the Maturity Date, Borrower shall (A) in the event that Borrower desires to refinance the Loan, deliver to Lender a written notice (a “Refinance Notice”) containing the Refinance Amount or (B) not earlier than October 9, 2010 nor later than November 9, 2011, deliver to Lender a written notice (an “FMV Notice”) containing Borrower’s good faith estimate of both (1) the purchase price that Borrower reasonably expects would be paid for each Project in a bona fide, arms length transaction by a Person that is not an Affiliate of the Borrower pursuant to a Bona Fide Sales Contract (the “Estimated Sale Price”) and (2) the FMV of each of the Projects that is owned by Borrower as of the date of the FMV Notice.  Within ten (10) calendar days after receiving Borrower’s FMV Notice, Lender shall deliver to Borrower a written notice (a “FMV Response Notice”) stating with respect to each Project whether Lender (i) agrees with the FMV for the Project specified in Borrower’s FMV Notice (an “Agreed FMV”) or (ii) does not agree with the FMV for the Project specified in Borrower’s FMV Notice ( a “Disputed FMV”).  If Lender fails to deliver a FMV Response Notice with respect to any Project by the date which is ten (10) calendar days after receiving Borrower’s FMV Notice (the “FMV Rejection Date”), then Lender shall be deemed to have rejected the FMV for such Project specified in Borrower’s FMV Notice.

(b)           For each Project having a Disputed FMV, Borrower and Lender shall cooperate in good faith with each other in the marketing of those Projects having a Disputed FMV and each agrees, at the request of the other, to jointly engage a third party real estate broker that is reasonably acceptable to Lender and Borrower, such approval not to be unreasonably withheld, conditioned or delayed, to facilitate an effective marketing and sale process.  Borrower and Lender shall jointly and diligently endeavor to close an Approved Sale of the Project pursuant to a Bona Fide Sales Contract prior to the stated Maturity Date and, in the case of each sale of a Project that is concluded, Participation Interest shall be determined based on the actual Net Sales Proceeds realized from an actual sale of the Project pursuant to a Bona Fide Sales Contract and a release of the Project from the lien of the Mortgage in accordance with Section 15.02 of the Loan Agreement.  Borrower agrees that Lender shall not be obligated to market any Project as to which the FMV assigned thereto by Borrower is less than the Allocated Loan Amount for such Project, as the same may have been adjusted by the pro rata share of the Shortfall Interest and/or CD Interest added to the Principal Amount in respect of such Project.

(c)           In case any Project having a Disputed FMV is not sold prior to the stated Maturity Date pursuant to Section 2.8(b) above, Borrower may elect, subject to the following proviso, to obtain the Release of such Project from the lien of the applicable Mortgage and related Loan Documents upon the payment of the Release Amount for such Project (it being agreed that, for purposes of calculating such Release Amount, the Allocated Loan Amount shall be equal to the FMV of the Project specified in the Borrower’s FMV Notice), provided, however, that Lender shall not be required to permit Borrower to obtain a Release of a Project if the FMV is less than the applicable Allocated Loan Amount (as the same may have been adjusted in the manner described in the Loan Agreement) and, if Lender is unwilling to do so, then, at Lender’s election, the Borrower shall deed the Project to Lender or its designee in full satisfaction of the Principal Amount, Participation Interest, unpaid interest not including Shortfall Interest or CD Interest previously capitalized, and other charges and sums due hereon and/or under the Loan Agreement, in each case, solely with respect to the Project in question.

SECTION 3 DEFAULTS

Section 3.1 Events of Default.

(a)           This Note is secured by, among other things, the Mortgages which, together with the Loan Agreement, specify various Events of Default, upon the happening of which all or portions of the sums owing under this Note may be declared immediately due and payable as more specifically provided therein.  Except as otherwise provided or implied in Subsection 3.1(b) or Section 5.7 hereof, each Event of Default under any of the Mortgages, the Loan Agreement or any one or more of the other Loan Documents shall be an Event of Default hereunder.

(b)           Notwithstanding any contrary or inconsistent provision of this Note, the Mortgages, the Loan Agreement or any other Loan Documents, (i) Borrower’s obligation for the payment of interest on the Principal Amount prior to the Maturity Date shall be limited in the manner expressly provided in Sections 2.1(a)(ii) and 2.1(e) of this Note and (ii) Borrower shall be and remain obligated to make all of the payments required by Section 2.1(a)(iii) of this Note in full on or before the Maturity Date.  Borrower’s failure to make such payments described in the preceding clauses (i) and (ii), as and when required thereby, shall constitute an Event of Default for which Payee will be entitled to exercise any remedies under this Note and the other Loan Documents; it being agreed by Payee that, if adequate funds are on deposit with Payee to make such payments and are available for such purpose pursuant to the provisions of this Note, no failure by Payee to allocate or make such funds available for such payments shall constitute an Event of Default hereunder.  Maker agrees that, during the existence of any Event of Default, Payee shall have the right to apply all or any portion of any funds on deposit with Payee to payment of any sums due under this Note to Payee in its sole discretion.

Section 3.2 Remedies.

If an Event of Default shall occur hereunder or under any other Loan Document, interest on the Principal Amount, and to the extent permitted by applicable law, all accrued but unpaid interest on the Principal Amount shall, commencing on the date of the occurrence of such Event of Default, at the option of Payee, immediately and without notice to Maker, accrue interest at the Default Rate until such Event of Default is cured or if not cured or such cure is not accepted by Payee, until the repayment of the Debt.  The foregoing provision shall not be construed as a waiver by Payee of its right to pursue any other remedies available to it under the Loan Agreement, any of the Mortgages, or any other Loan Document, nor shall it be construed to limit in any way the application of the Default Rate.

SECTION 4 EXCULPATION

Section 4.1 Exculpation.

Notwithstanding anything to the contrary contained in this Note or the other Loan Documents, the obligations of Maker hereunder shall be non-recourse except with respect to the Property (as defined in the Mortgages) and as otherwise provided in Section 18.32 of the Loan Agreement, the terms of which are incorporated herein.

SECTION 5 MISCELLANEOUS

Section 5.1 Further Assurances.

Maker shall execute and acknowledge (or cause to be executed and acknowledged) and deliver to Payee all documents, and take all actions, reasonably required by Payee from time to time to confirm the rights created or now or hereafter intended to be created under this Note and the other Loan Documents, to protect and further the validity, priority and enforceability of this Note and the other Loan Documents, to subject to the Loan Documents any property of Maker intended by the terms of any one or more of the Loan Documents to be encumbered by the Loan Documents, or otherwise carry out the purposes of the Loan Documents and the transactions contemplated thereunder; provided, however, that no such further actions, assurances and confirmations shall (i) result in a material economic change in the transaction (ii) change the Maturity Date or the interest rate, except in connection with a bifurcation of the Loan which may result in varying interest rates, but which shall have at all times the same weighted average coupon of the original Loan, (iii) modify or amend any other material economic terms of the Loan, or (iv) increase Maker’s obligations and liabilities or Payee’s rights or decrease Maker’s rights under the Loan Documents.

Section 5.2 Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver (a “Modification”) of any provision of this Note, the Loan Agreement, the Mortgages or any one or more of the other Loan Documents, nor consent to any departure by Maker therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to, or demand on, Maker shall entitle Maker to any other or future notice or demand in the same, similar or other circumstances.  Payee does not hereby agree to, nor does Payee hereby commit itself to, enter into any Modification.

Section 5.3 Costs of Collection.

Maker agrees to pay all costs and expenses of collection reasonably incurred by Payee, in addition to principal, interest and Late Charges (including, without limitation, reasonable attorneys’ fees and disbursements) and including all costs and expenses reasonably incurred in connection with the pursuit by Payee of any of its rights or remedies referred to in Section 3 hereof or its rights or remedies referred to in any of the Loan Documents or the protection of or realization of collateral or in connection with any of Payee’s collection efforts, whether or not suit on this Note, on any of the other Loan Documents or any foreclosure proceeding is filed, and all such reasonable costs and expenses shall be payable on demand, together with interest at the Default Rate thereon, and also shall be secured by the Mortgage and all other collateral at any time held by Payee as security for Maker’s obligations to Payee.  Prior to the earlier to occur of an Event of Default and the Maturity Date, Maker’s payment obligations under this Section 5.3 shall be limited to the extent of funds in the Cash Collateral Escrow Account available for such purpose in the Cash Collateral Escrow Account pursuant to Section 5.11(b)(viii) of the Loan Agreement.

Section 5.4 Maximum Amount.

(a) It is the intention of Maker and Payee to conform strictly to the usury and similar laws relating to interest and the collection of other charges from time to time in force, and all agreements between Maker and Payee, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to Payee as interest or other charges hereunder or under the other Loan Documents or in any other security agreement given to secure the Debt, or in any other document evidencing, securing or pertaining to the Debt, exceed the maximum amount permissible under applicable usury or such other laws (the “Maximum Amount”).  If under any circumstances whatsoever fulfillment of any provision hereof, or any of the other Loan Documents, at the time performance of such provision shall be due, shall involve transcending the Maximum Amount, then ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount.  For the purposes of calculating the actual amount of interest or other charges paid and/or payable hereunder, in respect of laws pertaining to usury or such other laws, all charges and other sums paid or agreed to be paid hereunder to the holder hereof for the use, forbearance or detention of the Debt, outstanding from time to time shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread from the date of disbursement of the proceeds of this Note until payment in full of all of the Debt, so that the actual rate of interest on account of the Debt is uniform through the term hereof.  The terms and provisions of this Section 5.4 shall control and supersede every other provision of all agreements between Maker or any endorser and Payee.

(b) If under any circumstances Payee shall ever receive an amount which would exceed the Maximum Amount, such amount shall be deemed a payment in reduction of the Loan Amount owing hereunder and any other obligation of Maker in favor of Payee, and shall be so applied in accordance with Section 2.2(a)(2) hereof as an Unscheduled Payment, or if such excessive interest exceeds the unpaid balance of the Loan Amount and any other obligation of Maker in favor of Payee, the excess shall be deemed to have been a payment made by mistake and shall be promptly refunded to Maker.

Section 5.5 Waivers.

Maker hereby expressly and unconditionally waives presentment, demand, protest, notice of protest or notice of any kind, including, without limitation, any notice of intention to accelerate and notice of acceleration, except as expressly provided herein, and in connection with any suit, action or proceeding brought by Payee on this Note, any and every right it may have to (a) a trial by jury, (b) interpose any counterclaim therein (other than a counterclaim which can only be asserted in the suit, action or proceeding brought by Payee on this Note and cannot be maintained in a separate action) and (c) have the same consolidated with any other or separate suit, action or proceeding.

Section 5.6 Governing Law.

This Note and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in such State and any applicable law of the United States of America.

Section 5.7 Headings.  The Section headings in this Note are included herein for convenience of reference only and shall not constitute a part of this Note for any other purpose.

Section 5.8 Assignment.

Payee shall have the right to transfer, sell and assign this Note, the Loan Agreement, the Mortgages and/or any of the other Loan Documents or any interest therein, and the obligations hereunder, to any Person.  All references to “Payee” hereunder shall be deemed to include the assigns of the Payee.

Section 5.9 Severability.

Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

Section 5.10 Joint and Several.

If Maker consists of more than one Person or party, the obligations and liabilities of each such Person or party hereunder shall be joint and several.

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IN WITNESS WHEREOF, this Note has been duly executed by the Maker as of the date first written above.

ONE GRANDE SPE LLC, a Delaware limited liability company

By:/s/ Mitchell E. Hersh Name: Mitchell E. Hersh Title: Chief Executive Officer

1280 WALL SPE LLC, a Delaware limited liability company

By:/s/ Mitchell E. Hersh Name: Mitchell E. Hersh Title: Chief Executive Officer

10 SYLVAN SPE LLC, a Delaware limited liability company

By:/s/ Mitchell E. Hersh Name: Mitchell E. Hersh Title: Chief Executive Officer

5 INDEPENDENCE SPE LLC, a Delaware limited liability company

By:/s/ Mitchell E. Hersh Name: Mitchell E. Hersh Title: Chief Executive Officer

[SIGNATURES CONTINUE ON NEXT PAGE]

1 INDEPENDENCE SPE LLC, a Delaware limited liability company

By:/s/ Mitchell E. Hersh Name: Mitchell E. Hersh Title: Chief Executive Officer

3 BECKER SPE LLC, a Delaware limited liability company

By:/s/ Mitchell E. Hersh Name: Mitchell E. Hersh Title: Chief Executive Officer